As filed with the Securities and Exchange Commission on August 3, 2009.
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DORMAN PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2078856
(State or other jurisdiction ofincorporation or organization)	(I.R.S. Employer Identification No.)

3400 East Walnut Street
Colmar, PA  18915
(Address of Principal Executive Offices; Zip Code)

2008 STOCK OPTION AND STOCK INCENTIVE PLAN
(Full title of the plan)

Thomas J. Knoblauch
Vice President – General Counsel
Dorman Products, Inc.
3400 East Walnut Street
Colmar, PA  18915
(215) 712-5222
(Name and address of agent for service; telephone number,
including area code, of agent for service)

Copies to:

Jane K. Storero, Esquire
Blank Rome LLP
One Logan Square
Philadelphia, PA  19103
(215) 569-5488
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (check one):

☐   Large accelerated filed
☒  Accelerated filer
☐   Non-accelerated filer (do not check if a small reporting company)
☐   Small reporting company

Pursuant to Rule 429, the prospectus related to this Registration Statement is combined with the prospectus relating to shares of common stock registered on Form S-8 Registration Statement No. 33-56492 previously filed by the registrant.  Upon its effectiveness, this Registration Statement will constitute Post-Effective Amendment No. 1 to such previously filed registration statement.

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock , par value $.01 per share	1,000,000	(2)	$16,430,000.00	$916.80

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock, par value $.01 per share (“Common Stock”), set forth above, an indeterminate number of shares of Common Stock which, by reason of certain events specified in the 2008 Stock Option and Stock Incentive Plan (the “Plan”), may become issuable pursuant to the anti-dilution provision of the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act.  The 1,000,000 shares of Common Stock authorized for issuance under the Plan are being registered at a price of $16.43 per share which represents the average of the high and low prices of the Common Stock reported by The Nasdaq Stock Market on July 30, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents and all other documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents:

Document	Period	Date of Filing
Annual Report on Form 10-K	December 27, 2008	March 6, 2009
Definitive Proxy Statement for the Annual Meeting of Stockholders	May 20, 2009	April 9, 2009
Current Report on Form 8-K (except for Item 2.02 and Exhibit 99.1)	May 1, 2009	May 1, 2009
Current Report on Form 8-K	May 8, 2009	May 8, 2009
Current Report on Form 8-K (except for Item 2.02 and Exhibit 99.1)	February 27, 2009	February 27, 2009
Quarterly Report on Form 10-Q	March 28, 2009	May 7, 2009

In addition, any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.  Not applicable.

Item 5.  Interests of Named Experts and Counsel.  Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), authorizes a Pennsylvania corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 1742 further authorizes a Pennsylvania corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

The Amended and Restated Bylaws of the Company provide for indemnification under Sections 1741 and 1742 of the BCL.

The Amended and Restated Bylaws of the Company also provide that no indemnification shall be provided to a person (a) with respect to expenses or the payment of profits arising from the purchase or sale of securities of the corporation in violation of Section 16(b) of the Securities Exchange Act of 1934; (b) if a final unappealable judgment or award establishes that such director or officer engaged in intentional misconduct or a transaction from which the director or officer derived an improper personal benefit; (c) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, and amounts paid in settlement) which have been paid directly to, or for the benefit of, such person by an insurance carrier under a policy of officers’ and directors’ liability insurance whose premiums are paid for by the corporation or by an individual or entity other than such director or officer; and (d) for amounts paid in settlement of any threatened, pending or completed action, suit or proceeding without the written consent of the corporation, which written consent shall not be unreasonably withheld.  Further, the Amended and Restated Bylaws of the Company authorize the Board of Directors to add to the above list of exceptions at any time by resolution.

The Company purchased a policy of directors’ and officers’ liability insurance.

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated herein by reference.

Exhibit Number	Description

4.1	Stock Certificate for Common Stock.

5.1	Opinion of Counsel.

10.1*	2008 Stock Option and Stock Incentive Plan.

23.1	Consent of KPMG LLP.

23.5	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).
________________________________
*	Management compensation plan or arrangement.

Item 9.  Undertakings.

(a) Rule 415 Offering.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act documents by reference.

The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Request for acceleration of effective date or filing of registration statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Colmar, State of Pennsylvania, on August 3, 2009.

DORMAN PRODUCTS, INC.

By:	/s/ Richard N. Berman
Richard N. Berman
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. Knoblauch, his true and lawful attorney-in-fact and agent with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the SEC, granting unto the said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the date indicated.

Signature	Title

/s/ Richard N. Berman	Chairman, Chief Executive Officer
Richard N. Berman	(Principal Executive Officer) and Director

/s/ Mathias Barton	Senior Vice President, Chief Financial Officer
Mathias J. Barton	(Principal Accounting and Financial Officer)

/s/ Steven L. Berman	President, Secretary, Treasurer and Chief
Steven L. Berman	Operating Officer and Director

/s/ George L. Bernstein	Director
George L. Bernstein

/s/ John F. Creamer, Jr.	Director
John F. Creamer, Jr.

/s/ Paul R. Lederer	Director
Paul R. Lederer

/s/ Edgar W. Levin	Director
Edgar W. Levin

EXHIBIT INDEX

Exhibit Numbers	Description

4.1	Stock Certificate for Common Stock.

5.1	Opinion of Counsel.

10.1*	2008 Stock Option and Stock Incentive Plan.

23.1	Consent of KPMG LLP.

23.5	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).
________________________________
*	Management compensation plan or arrangement.